EXHIBIT 5.1

                                  July 14, 1997

Electronics Communications Corp.
10 Plog Road
Fairfield, NJ  07004

            Re:   S.E.C. Registration Statement on Form S-8

Gentlemen:

      We have acted as counsel to Electronics Communications Corp. (the "Company") in connection with a Registration Statement to be filed with the United States Securities and Exchange Commission, Washington, D.C., pursuant to the Securities Act of 1933, as amended, covering the registration of an aggregate of 50,000 shares of the Company's $.05 par value common stock (the "Common Stock") which may be sold by Bay State Development Trust, a consultant to the Company ("Bay State"), issued under the ECC/Bay State Consulting Agreement (the "Bay State Agreement"). In connection with such representation of the Company, we have examined such corporate records, and have made such inquiry of government officials and Company officials and of the Company's Independent Certified Public Accountants, on whose advisements as to financial and capitalization matters we have relied on, and have made such examination of the law as we deemed appropriate in connection with delivering this opinion.

      Based upon the foregoing, we are of the opinion as follows:

      1. The Company has been duly authorized and organized under the laws of the State of Delaware and is validly existing as a corporation in good standing under the laws of that state.

      2. As at March 31, 1997, and subject to the subsequent effects of the completion of the Company's Regulation S and Regulation D Offerings, presently in process but not yet completed, the Company's capitalization is as follows:

      Short Term Debt . . . . .                     $6,606,920
      Long-Term Debt  . . . . .                     24,531,236
      Minority Interest . . . . .                      424,542
Stockholders' Equity
        Preferred Stock, $.01 par value;
          8,000,000 B Non-Voting Convertible
          Authorized; 4,000,000 issued and
                   and outstanding . . . . . . . . . . 40,000

        Common Stock, $.05 par value;
          40,000,000 shares authorized; 12,189,174
          shares outstanding; 14,115,515 shares
          outstanding, as adjusted . . . . .           609,460
      Subscription Receivable. . . . . . . .        (6,000,000.)
      Notes Receivable arising from prior sale
          of Common Stock Purchase Warrants. .         (25,701.)
      Additional Paid-in Capital . . . . . .        18,295,820
      Retained (Deficit) . . . . . . . . . .       (10,723,068.)
      Total Stockholders' Equity . . . . . .         2,216,511
      Total Capitalization . . . . . . . . .       $33,779,209


      3. The 50,000 shares of the Company's Common Stock issued pursuant to the Consulting Agreement which Bay State proposes to sell will be, as and when issued, duly and validly authorized, legally issued, fully paid and non-assessable.

                                          Sincerely,

                                          ROSENBERG & FEIN


                                          By: /s/ Jeffrey L. Rosenberg
                                              ----------------------------
                                                 Jeffrey L. Rosenberg

JLR/kw